Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES DEPARTURE OF LONGTIME DIRECTOR

HOUSTON, TX – January 12, 2016 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) announced the resignation of Gregory J. Flanagan from the Fund’s Board of Directors. Mr. Flanagan had been a member of the Equus Board since 1992, and was, at the time of his resignation, serving as a member of the Fund’s committee of independent directors and as a member of its Audit Committee. Mr. Flanagan had served on various committees of the Equus Board during his tenure, and had also served as Chairman of the Board from May 2008 to February 2010, as well as CEO and President of the Fund from July 2009 to February 2010.

Commenting on the resignation of Mr. Flanagan, Robert L. Knauss, the Equus Chairman, stated: “We want to thank Greg Flanagan for many years of distinguished service as a valued member of the Equus Board and in faithfully serving the Fund and its shareholders in a variety of important roles throughout the Fund’s history. We wish him the best in his future endeavors.”

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, our ability to execute our reorganization and complete the transactions contemplated thereby, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.